Exhibit 10.48

FINAL EXECUTION COPY

ASSET CONTRIBUTION AND EXCHANGE AGREEMENT

dated as of October 3, 2006

by and among

NOVAMED ACQUISITION COMPANY, INC.,

SURGERY CENTER OF CLEVELAND, L.L.C.

AND

ITS MEMBERS

i

ASSET CONTRIBUTION AND EXCHANGE AGREEMENT

THIS ASSET CONTRIBUTION AND EXCHANGE AGREEMENT (this “Agreement”) is dated as of 12:01 a.m. on October 3, 2006 (the “Closing Date”), by and among NovaMed Acquisition Company, Inc., a Delaware corporation (“NovaMed”), Surgery Center of Cleveland, L.L.C. a Tennessee limited liability company (“Seller”), Cataract and Laser Center Partners, L.L.C., a Delaware limited liability company d/b/a Ambulatory Surgical Centers of America, a member of Seller (“ASCOA”), each of the other members of Seller listed on Exhibit 1 (the “Physician Members,” together with ASCOA, the “Members”), and the Member’s Committee as the representative of the Members (the “Members’ Representative”). Each of the parties hereto shall sometimes be individually referred to herein as a “Party” and collectively as the “Parties.” Certain capitalized terms have the meanings provided in Section 13.1.

RECITALS

A.    Seller is engaged in the business of owning and operating a licensed ambulatory surgery center located at 137 25th Street NE, Cleveland, Tennessee 37311 (the “Business”).

B.    Pursuant to the terms hereof, immediately prior to the Closing (as defined herein), Seller will transfer substantially all of its assets (other than the Excluded Assets), and certain liabilities described herein, to a newly formed Delaware limited liability company, NovaMed Surgery Center of Cleveland, LLC (the “New LLC”) in exchange for one hundred percent (100%) of the membership interests in the New LLC (“New LLC Interests”).

C.    As a condition precedent to Closing, Seller and NovaMed must satisfy certain conditions as described in this Agreement.

D.    Contemporaneous with the consummation of the transactions contemplated herein, Seller desires to transfer and sell to NovaMed, and NovaMed desires to acquire from Seller, sixty-five percent (65%) of the total New LLC Interests in exchange for the Purchase Price (as defined herein), all on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants of the parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.
CONTRIBUTION OF ASSETS TO NEW LLC AND OTHER PRE-CLOSING COVENANTS

1.1.    Formation of the New LLC. Prior to the Closing, the New LLC shall be formed pursuant to the Certificate of Formation in the form attached hereto as Exhibit 1.1-1.

1.2.    Transfer of Assets to New LLC. Immediately prior to the Closing, and as a condition precedent to the transactions contemplated herein, Seller will transfer (the “New LLC Asset Transfer”) substantially all of its assets, free and clear of all Liens, in exchange for one hundred percent (100%) of the New LLC Interests, which assets (the “Assets”), include, without limitation, the following (except to the extent that any of Seller’s assets or properties are designated as Excluded Assets in Section 1.3 below):

(a)    all inventory and supplies with respect to the Business (collectively, the “Inventory”);

(b)    all of the tangible and intangible personal property with respect to the Business, including, without limitation, machinery, equipment, fixtures, phone numbers, computer hardware and software that are listed on Schedule 1.2(b) (collectively, the “Personal Property”);

(c)    all prepaid expenses relating to the Business set forth on Schedule 1.2(c);

(d)    all contract rights with respect to the contracts, agreements, commitments or relationships (oral or written) listed on Schedule 1.2(d), purchase orders, licenses and leases pertaining to the Business, including all leasehold improvements, rights under any restrictive covenants accruing to the benefit of the Business and any provider agreements relating to the operation of the Business (collectively, the “Assumed Contracts”);

(e)    all names and tradenames of Seller and the Business, including, without limitation, “The Surgery Center of Cleveland” and all derivations thereof;

(f)    all records, files and papers primarily pertaining to the Business, including general business records, accounting records and Medical Records;

(g)    all Permits, licenses and certificates of need relating to the operation of the Business, to the extent transferable or assignable;

(h)    all causes of action, claims, warranties, guarantees, refunds, rights of recovery and set-off of every kind and character, relating primarily to the Assets or the Business;

(i)    all casualty insurance and warranty proceeds of Seller received after the Closing Date with respect to damage to, nonconformance of, or loss to, the Assets;

(j)    to the extent permitted by law, all accounts receivable or other rights to receive payment owing to Seller (the “Accounts Receivable”);

(k)    all of the goodwill of and associated with the Business;

(l)    the real property, personal property, inventory, supplies, equipment and contracts owned by any Member or any Affiliate of Seller or any Member primarily used in, or necessary for, the continued conduct of the Business and set forth on Schedule 1.2(l) (collectively, the “Member Assets”), and

(m)    all fee simple interests in the real property located at 137 25th Street NE, Cleveland, Tennessee 37311 (the “25th Street Real Property”).

1.3.    Excluded Assets. Notwithstanding anything to the contrary contained herein, the Assets do not include the following (collectively, the “Excluded Assets”):

(a)    Seller’s and Members’ rights under this Agreement, including the consideration paid, directly or indirectly, to Seller and Members pursuant to this Agreement and the Transaction Documents;

(b)    the tax records relating to the Business;

(c)    the Employee Benefit Plans relating to the employees of the Business and any and all rights therein or in the assets thereof;

(d)    all Material Contracts other than the Assumed Contracts;

(e)    all cash-on-hand and cash equivalents as of the Closing Date; and

(f)    all personal effects of Seller, any Member or their respective Affiliates that are located at the location of the Business other than the Member Assets as specified on Schedule 1.3(f).

1.4.    Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement (except for the sentence immediately following) or in any Transaction Document, the New LLC will not assume, agree to pay, perform and discharge or in any way be responsible for any debts, liabilities or obligations of the Business, Seller, any Member or any of their respective Affiliates of any kind or nature whatsoever, arising out of, relating to, resulting from, or caused by any transaction, status, event, condition, occurrence or situation relating to, arising out of or in connection with the Business, the Assets, Seller or any Member existing, arising or occurring on or prior to the Closing Date, including, without limitation, any liabilities or obligations relating to or arising from the Excluded Assets (the “Excluded Liabilities”). Notwithstanding the foregoing, Seller will contribute into New LLC, and New LLC will assume and thereafter pay and fully satisfy when due, all liabilities and obligations: (a) which arose prior to the New LLC Asset Transfer and represent normal and current trade payables incurred by Seller in connection with the operation of the Business in the ordinary course of business, consistent with past custom and practice (to the extent not delinquent), including without limitation those set forth on Schedule 1.4(a) (which Schedule will be updated by Seller as of the Closing Date) (“Accounts Payable”); (b) the other accrued liabilities of Seller which have been incurred in the ordinary course of business, consistent with past custom and practice, and which are specifically set forth on Schedule 1.4(b) (which Schedule will be updated by Seller as of the Closing Date) (“Accrued Liabilities”); and (c) arising after the New LLC Asset Transfer under any Assumed Contract (except for any liability or obligation arising from any breach or failure to perform under any of the foregoing prior to the Closing Date) (all such liabilities and obligations to be so contributed into, and assumed by, the New LLC being collectively referred to herein as the “New LLC Assumed Liabilities”).

1.5.    Satisfaction of Liabilities. Excluding the New LLC Assumed Liabilities, Seller agrees to satisfy all liabilities of Seller relating to the Business prior to the New LLC Asset Transfer, or as and when they become due and payable, which liabilities include, without limitation:

(a)    all payroll expense and other compensation due and owing Seller’s employees for the period preceding the Closing Date (excluding any paid time off or other employee-related accruals to the extent they are included in Accrued Liabilities); and

(b)    all Taxes, including payroll taxes, sales taxes and income taxes accrued up to the New LLC Asset Transfer (but excluding any such Taxes to the extent they are included in Accrued Liabilities).

1.6.    Prorations. NovaMed and Seller shall prorate, as of the Closing Date, all personal property lease payments, real estate and personal property Taxes, utilities, charges, assessments and other similar charges normally prorated upon the sale of assets of a going concern. The proration shall be set forth on Schedule 1.6 attached hereto.

ARTICLE II.
SALE OF NEW LLC INTERESTS BY SELLER TO NOVAMED

2.1.    Sale of Transferred LLC Interests. In reliance upon the representations and warranties of NovaMed contained herein, and on the terms and conditions hereinafter set forth, Seller hereby agrees to sell, assign, transfer, convey and deliver to NovaMed at the Closing, free and clear of all Liens, all of Seller’s right, title and interest in and to sixty-five percent (65%) of the issued and outstanding New LLC Interests (the “Transferred LLC Interests”). In reliance upon the representations and warranties of Seller and Members contained herein, and on the terms and conditions hereinafter set forth, NovaMed hereby agrees to purchase the Transferred LLC Interests from Seller for the Purchase Price set forth in Article III hereof.

2.2.    Ownership of New LLC following Transactions. As a result of the sales described in this Article II: (a) NovaMed shall own sixty-five percent (65%) percent of the New LLC Interests in the New LLC, and (b) the Members shall collectively and individually own thirty-five percent (35%) the New LLC Interests in the New LLC.

ARTICLE III.
CONSIDERATION AND MANNER OF PAYMENT

3.1.    Purchase Price. The aggregate purchase price for the Transferred LLC Interests shall be Nine Million Eight Hundred Fifty Thousand and No/100 Dollars ($9,850,000) (the “Purchase Price”), which the parties agree is the fair market value of the Transferred LLC Interests.

3.2.    Payment of Purchase Price. At the Closing, NovaMed will pay to Seller, by wire transfer of immediately available funds to Seller’s designated bank account, an amount equal to the Purchase Price, according to the wire transfer instructions attached as Exhibit 3.2.

3.3.    Purchase Price Adjustment. Medicare placed a brief hold on payments for all claims for the last nine days of the Federal fiscal year, September 22, 2006 through September 30, 2006. To address this delay with respect to any potential impact on the Accounts Receivable balance as of the Closing Date, the parties hereto have agreed to increase the Purchase Price by $12,866.01, which amount shall be payable at Closing in accordance with Section 3.2 hereof.

ARTICLE IV.
SELLER’S AND MEMBERS’ REPRESENTATIONS AND WARRANTIES

Each of Seller and Members hereby represents and warrants, jointly and severally, to NovaMed as of the Closing Date, as follows:

4.1.    Seller’s Organization, Good Standing and Authority. Seller is a limited liability company duly organized, validly existing and in good standing under Tennessee law. Each of Seller and Members has full capacity, power, right and authority to enter into and perform their respective obligations under this Agreement and each of the Transaction Documents to which each of them is a party. This Agreement and each of the Transaction Documents to which each is a party have been duly executed and delivered by each of Seller and Members, and constitute the valid and binding obligations of Seller and Members, enforceable against them in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and the availability of equitable remedies.

4.2.    Assets.

(a)    Seller has full power and authority to carry on the Business as it is currently being conducted and to own and hold under lease the properties and assets it now owns or holds under lease. Upon consummation of the transactions contemplated by this Agreement, Seller will have conveyed, and the New LLC will be vested with, good and marketable title to the Assets, free and clear of all Liens.

(b)    The Assets constitute all tangible or intangible property, rights and assets necessary for the conduct by Seller of the Business as conducted during the twelve months preceding the Closing Date and, to the knowledge of Seller, there is no need to acquire or replace any material assets. Seller has good and marketable title to the Assets, in each case free and clear of any and all Liens. All of the Assets that are personal property are in operable condition and repair and none of such property requires any repair or replacement except for maintenance in the ordinary course of business. Except as set forth on Schedule 4.2, none of the Assets are held under any lease, security agreement, conditional sales contract or other title retention or security agreement or are located other than at the Facility.

4.3.    Approvals. Except as set forth on Schedule 4.3, no consent, approval, order or authorization of, or registration, declaration, notice or filing with, any national, state, provincial, local, governmental, judicial, public, quasi-public or administrative authority or agency (collectively, “Governmental Authority”) or other Person is required to be made or obtained by Seller or any Member in connection with the authorization, execution, delivery and performance of this Agreement or any other Transaction Document, or the consummation of the transactions contemplated hereby and thereby.

4.4.    New LLC Interests. Immediately prior to the Closing Date, Seller will be the only record and beneficial holder of the New LLC Interests. Seller has good and marketable title to the New LLC Interests free and clear of all Liens, and has full right, power and authority to transfer the Transferred LLC Interests to NovaMed as provided herein, without obtaining the consent of any third party (other than the Manager of the New LLC (the “Manager”) as set forth in the terms and conditions of the Operating Agreement of the New LLC). Upon consummation of the transactions contemplated herein, Seller shall have transferred good and marketable title to the Transferred LLC Interests free and clear of all Liens.

4.5.    Financial Statements. Seller has previously delivered to NovaMed unaudited financial statements of Seller, to the extent available for the years ending December 31, 2004 and December 31, 2005, consisting of a balance sheet, statement of operations and members’ equity and statement of cash flows, and an interim profit and loss statement for the seven-month period ending on July 31, 2006 (“Financial Statements”). Except as set forth on Schedule 4.5, each of the Financial Statements (a) has been prepared in accordance with the accrual basis method of accounting consistent with past practice; (b) is true, complete and correct in all material respects as of the respective dates and for the respective periods above stated; (c) fairly presents in all material respects the financial position of Seller at such dates and the results of its operations for the periods ended on such dates; and (d) is in all material respects consistent with Seller’s books and records.

4.6.    Absence of Undisclosed Liabilities. Neither Seller nor any Member, with respect to the Business, has any material debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise and whether due or to become due) arising out of transactions entered into at or prior to the Closing, or any transaction, series of transactions, action or inaction at or prior to the Closing, or any state of facts or condition existing at or prior to the Closing (regardless of when such liability or obligation is asserted), including but not limited to guarantees, liabilities or obligations on account of Taxes or governmental charges or penalties, interest or fines thereon or in respect thereof, except (a) to the extent specifically reflected and accrued for or reserved against in the Financial Statements, (b) for liabilities specifically set forth on Schedule 4.6, (c) Taxes or governmental charges that are not yet due and payable, or (d) to the extent specifically disclosed in any other representation and warranty in this Agreement.

4.7.    Inventory. All of the Inventory is usable in the ordinary course of business, is fully paid for and not subject to consignment or conditional sales arrangements and no material portion of the Inventory is obsolete or damaged.

4.8.    Taxes. Seller has filed all Tax Returns on a timely basis that it is required to have filed in connection with the operation of the Business, and such returns are true, complete and correct. Seller has paid all Taxes, interest and penalties, if any, reflected on such Tax Returns or otherwise due and payable by them. Any deficiencies proposed as a result of any governmental audits of such Tax Returns have been paid or settled, and there are no present disputes as to Taxes payable by Seller in connection with the operation of the Business. With respect to all amounts of Taxes imposed on Seller for which Seller is or could be liable, whether to taxing authorities or to other Persons, with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax laws and agreements have been fully complied with, and all such amounts required to be paid by Seller to taxing authorities or others on or before the Closing Date have been paid, or have been fully accrued for or fully reserved against on the Financial Statements. No issues have been raised and are currently pending by any taxing authority in connection with any of the Tax Returns. No waivers of statutes of limitations with respect to the Tax Returns have been given by or requested from Seller or any Member. There are no Liens for Taxes (other than current taxes not yet due and payable) upon any asset of Seller. Seller is not a party to any Tax-indemnity, Tax-sharing, Tax allocation or other similar agreements or arrangements.

4.9.    Material Contracts. Schedule 4.9 is a correct and complete list of every material written contract, agreement, relationship or commitment, every material oral contract, commitment, agreement or relationship, to which Seller is a party or by which Seller is bound and, to the extent directly related to the operation of the Business, to which any Member is a party or by which any Member is bound (the “Material Contracts”), correct and complete copies of which previously have been furnished to NovaMed. Except as set forth on Schedule 4.9, neither Seller nor any Member party to such a Material Contract is in default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a default by such party, under any Material Contract, and, to the knowledge of Seller or any Member, no event has occurred which with the giving of notice or the passage of time or both would constitute such a default by any party to any such Material Contract.

4.10.    Real Property. Seller owns a fee simple interest in the 25th Street Real Property. At Closing, Seller will convey by Limited Warranty Deed, fee simple absolute title, to the 25th Street Real Property to the New LLC. The 25th Street Real Property constitutes all real properties used or occupied by Seller in connection with the Business or reflected on the Financial Statements. Upon conveyance of the 25th Street Real Property by Limited Warranty Deed to the New LLC, the New LLC will have a fee simple absolute ownership interest in the 25th Street Real Property, which interest will be free and clear of all Liens, except for Liens created by the New LLC. With respect to the 25th Street Real Property: (a) Seller has all easements and rights necessary to conduct the Business; (b) no portion thereof is subject to any pending or, to the knowledge of Seller or any Member, threatened condemnation proceeding or proceeding by any public authority; (c) the buildings, plants and structures, including heating, ventilation and air conditioning systems, roof, foundation and floors, are in good operating condition and repair, subject only to ordinary wear and tear, and are not in violation of any zoning or other Rules; (d) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the 25th Street Real Property; (e) the 25th Street Real Property is supplied with utilities and other services necessary for the operation of such facilities; (f) the 25th Street Real Property is not located within a wetland or an area of flood hazard for which flood insurance is required to be obtained; and (g) there are no public improvements which may result in special assessments against or otherwise affect the 25th Street Real Property.

4.11.    Litigation. Except as set forth on Schedule 4.11, there are no claims, counterclaims, actions, suits, orders, proceedings (arbitration, mediation or otherwise), investigations or judgments pending or, to the knowledge of Seller or any Member, threatened against or involving Seller, the Business or, with respect to the Business, any Member, or relating to the transactions contemplated hereby, at law or in equity, in any court or agency, or before or by any Governmental Authority, nor, to the knowledge of Seller or any Member, are there any facts, conditions or incidents that could be reasonably expected to result in any such actions, suits, proceedings (arbitration, mediation or otherwise) or investigations. Except as set forth on Schedule 4.11, neither Seller nor any Member, as it relates to the operation of the Business, is subject to any judgment, order or decree of any court or Governmental Authority. None of the matters set forth on Schedule 4.11 could reasonably be expected to result in any Material Adverse Effect on Seller, the Assets, the Business or the New LLC.

4.12.    Compliance with Applicable Laws; Permits.

(a)    Each of Seller and Members, in their conduct of the Business through the Closing Date, have complied, in all material respects, with applicable federal, state and local laws and the rules and regulations of all Governmental Authorities having authority over them, including, without limitation, agencies concerned with occupational safety, environmental protection, employment practices, Fraud and Abuse Laws and Medicare and Medicaid requirements applicable to the Members’ and Seller's billing procedures (except denials of claims in the ordinary course of business). Neither Seller nor any Member has received any written notice of Seller’s violation of any such rules or regulations, whether corrected or not, within the last five (5) years. Seller is eligible to receive payment under Titles XVIII and XIX of the Social Security Act. Seller has timely and accurately filed all requisite reports, returns, data, and other information required by all Governmental Authorities which control, directly or indirectly, any of Seller’s activities to be filed with any commissions, boards, bureaus, and agencies and has paid all sums heretofore due with respect to such reports and returns. No such report or return has been inaccurate, incomplete or misleading in any material respect. Seller has timely and accurately filed all requisite reimbursable claims and other reports required to be filed or otherwise filed in connection with all state and federal Medicare and Medicaid programs in which Seller participates that are due on or before the Closing Date or which relate to services provided on or before the Closing Date, and Seller has not billed for any services that were not provided at the Facility. There are no claims scheduled, pending or, to Seller’s knowledge, threatened before any authority, including without limitation any intermediary, carrier, or other state or federal agency with respect to any Medicare and Medicaid claim filed by Seller on or before the Closing Date, or program compliance matters. Except for routinely scheduled Medicare and Medicaid program participation and certification surveys pursuant to Seller’s Medicare and Medicaid contracts and filings, no valid program integrity review related to Seller has been conducted by any authority in connection with the Medicare or Medicaid programs and no such review is scheduled, pending, or to Seller’s knowledge, threatened against or affecting Seller, the Business, the Facility, or the consummation of the transactions contemplated hereby.

(b)    Seller holds all the permits, licenses, certificates of need and other approvals of Governmental Authorities necessary or material for the current conduct, ownership, use, occupancy and operation of the Business and the 25th Street Real Property, including, without limitation, those identified on Schedule 4.12(b) (“Permits”). Seller is in compliance in all material respects with such Permits, all of which are in full force and effect, and Seller has not received any written notices to the contrary. All of the Permits are in good standing, and to Seller’s knowledge, no suspension, cancellation or adverse action is threatened against the Permits, and there is no reasonable basis for believing that any Permits will not be renewed upon expiration.

(c)    Seller and Members are not in violation of any applicable fraud and abuse laws including, without limitation, 18 U.S.C. §201 (bribery of public officials); 18 U.S.C. §286 (conspiracy to defraud government with respect to claims); 18 U.S.C. §287 (false, fictitious or fraudulent claims); 18 U.S.C. §371 (conspiracy to commit offense or to defraud the government); 18 U.S.C. §666 (theft or bribery concerning programs receiving federal funds); 42 U.S.C. §1320a-7a (civil monetary penalties); 42 U.S.C. §1320a-7b (criminal penalties); and 42 U.S.C. §1395nn (prohibited referrals), each as they may be amended or renumbered from time to time.

4.13.    Transaction Not a Breach. Except as set forth in Schedule 4.13, the execution, delivery and performance by Seller and any Member of this Agreement and the Transaction Documents will not:

(a)    Result in a breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party thereto from any obligation under any mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature by which Seller or the Business may be bound or affected;

(b)    Violate or conflict with any order, writ or injunction of any court, administrative agency or Governmental Authority to which Seller or any Member is subject;

(c)    Constitute an event which would permit any party to terminate any agreement or accelerate the maturity of any indebtedness or other obligation;

(d)    Violate any provision of the organizational documents of Seller;

(e)    Result in the creation or imposition of any Lien upon any property of Seller; or

(f)    Require any authorization, consent, approval, exemption or other action by or notice to any court, Governmental Authority or any other Person.

4.14.    Conduct of Business. Since the Review Date, Seller has conducted the Business in the ordinary course of business, consistent with past custom and practice, and has incurred no material liabilities other than in the ordinary course of business, consistent with past custom and practice, and there has been no Material Adverse Effect on the assets, financial condition, operating results, employee or patient relations or business activities of Seller or the Business. Without limiting the foregoing, since the Review Date, Seller has not, except in the ordinary course of business, consistent with past custom and practice, or as otherwise set forth on Schedule 4.14:

(a)    Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, whether individually or in the aggregate, that has had or could be reasonably expected to result in a Material Adverse Effect;

(b)    Pledged or subjected any of its assets to any Lien;

(c)    Voluntarily or involuntarily sold, transferred, abandoned, surrendered, leased or otherwise disposed of any of its assets having an aggregate value in excess of $10,000;

(d)    Canceled or compromised any material debt or claim, or waived or released any right of substantial value;

(e)    Received any written notice of termination of any contract, lease or other agreement, or suffered any damage, destruction or loss that, individually or in the aggregate, has had or could be reasonably expected to result in a Material Adverse Effect;

(f)    Instituted, settled or agreed to settle any litigation, action, proceeding or arbitration;

(g)    Made any purchase commitment other than in the ordinary course of business, consistent with past custom and practice, exceeding $10,000 per commitment or $25,000 in the aggregate;

(h)    Modified the timing, course of conduct or other cash management activities with respect to the collection of accounts receivable of the Business;

(i)    Failed to pay any accounts or notes payable or any other obligations consistent with past practices, except for bona fide disputes arising in the ordinary course of business;

(j)    Entered into any material transaction, contract or commitment other than in the ordinary course of business, consistent with past custom and practice, other than the transactions contemplated by the Transaction Documents;

(k)    Suffered any event or events, whether individually or in the aggregate, that has had or could be reasonably expected to result in a Material Adverse Effect; or

(l)    Issued any equity interests or entered into any agreement or understanding to do so.

4.15.    Health, Safety and Environment. Seller has never generated, transported, treated, stored, disposed of or otherwise handled any Hazardous Materials at any site, location or facility in connection with its business or any of its assets in violation of any applicable Environmental and Safety Requirements (as hereinafter defined), nor does the 25th Street Real Property contain (including containment by means of any underground storage tank) any Hazardous Materials. Seller: (i) is in material compliance with all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to public health and safety, worker health and safety and pollution and protection of the environment, all as amended or hereafter amended (“Environmental and Safety Requirements”), and (ii) possesses all required permits, licenses, certifications and approvals and has filed all notices or applications required thereby or pertaining thereto. Seller has never been subject to, or received any written notice of, any private, administrative or judicial inquiry, investigation, order or action, or any written notice of any intended or threatened private, administrative, or judicial inquiry, investigation, order or action relating to the presence or alleged presence of Hazardous Materials in, under or upon any property leased or owned by Seller, nor has Seller any knowledge of any such inquiry, investigation, order, action or notice. There are no pending, or to the knowledge of Seller or any Member, threatened, investigations, actions, orders or proceedings (or written notices of potential investigations, actions, orders or proceedings) from any Governmental Authority or any other entity regarding any matter relating to Environmental and Safety Requirements.

4.16.    Employees. Schedule 4.16 is a true, complete and correct list setting forth the names and current compensation rate and compensation of all individuals employed by Seller. There has been no material increase, other than in the ordinary course of business, consistent with past custom and practice, in the compensation or rate of compensation payable to any employees of Seller since the Review Date, nor since that date has there been any promise to any employee listed on Schedule 4.16, orally or in writing, of any bonus or increase in compensation, except for increases in the ordinary course of business consistent with Seller’s past compensation practices and listed on Schedule 4.16, and obligations incurred under existing bonus, insurance, pension or other Employee Benefit Plans described on Schedule 4.19 or Schedule 4.20. Except as set forth on Schedule 4.16, there has been no promise to any employee listed on Schedule 4.16, orally or in writing, of any guaranty of employment following the Closing Date.

4.17.    Insurance. Schedule 4.17 sets forth a list of all policies of insurance currently in effect with respect to which Seller is a party or otherwise the beneficiary of coverage, specifying the insurer and coverage limits. All such insurance is in full force and effect and all premiums due on such policies have been paid. Such insureds have complied in all material respects with the provisions of all such policies. Seller has previously delivered to NovaMed complete and correct copies of all such policies, together with all riders and amendments thereto in the possession of Seller. Except as set forth on Schedule 4.17, there are no claims or asserted claims reported to insurers under such policies, including all medical malpractice claims and similar types of claims, actions or proceedings asserted against any of Seller and the Members at any time within the past five (5) years.

4.18.    Affiliate Transactions. Excluding ordinary course distributions to its equity holders, there are no transactions involving the transfer of any cash, property or rights to or from Seller from, to or for the benefit of any Affiliate or former Affiliate of Seller (“Affiliate Transactions”) during the period commencing January 1, 2005 and continuing through the date hereof or any existing commitments of Seller to engage in the future in any Affiliate Transactions.

4.19.    Employee Benefit Plans. Except as set forth in Schedule 4.19, neither Seller nor any Plan Affiliate has maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights under or with respect to any “Employee Pension Benefit Plan” (as defined in Section 3(2) of ERISA), “Employee Welfare Benefit Plan” (as defined in Section 3(1) of ERISA), “multi-employer plan” (as defined in Section 3(37) of ERISA), any collective bargaining agreement, plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan or other plan providing for the welfare of any of Seller’s employees or former employees or beneficiaries thereof, personnel policy (including but not limited to vacation time, holiday pay, bonus programs, moving expense reimbursement programs and sick leave), material fringe benefit, excess benefit plan, bonus or incentive plan (including but not limited to stock options, restricted stock, stock bonus and deferred bonus plans), severance agreement, salary reduction agreement, top hat plan or deferred compensation plan, change-of-control agreement, employment agreement, consulting agreement or any other benefit, program, policy, arrangement, agreement or contract (collectively, “Employee Benefit Plans”), whether or not written or terminated, which reasonably could give rise to or result in Seller or such Plan Affiliate having any debt, liability, claim or obligation of any kind or nature, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise and whether or not due or to become due. Correct and complete copies of all Employee Benefit Plans previously have been furnished to NovaMed. The Employee Benefit Plans are in compliance in all material respects with governing documents and agreements and with applicable laws. Seller represents that it has complied, in all material respects, with the applicable requirements of COBRA through the Closing Date.

4.20.    Personnel Agreements, Plans and Arrangements. Except as listed in Schedule 4.20, neither Seller nor any Member is a party to or obligated in connection with the Business with respect to any outstanding contracts with current or former employees, agents, consultants, or advisers.

4.21.    Certain Payments. None of Seller, the Members, any director, officer, agent, or employee of Seller or any other Person associated with or acting for or on behalf of Seller has, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) for securing patients or referrals, (ii) for patients or referrals secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller, or (iv) in violation of any law.

4.22.    Workers Compensation. Schedule 4.22 sets forth all expenses, obligations, duties and liabilities relating to any pending, threatened or ongoing claims by employees and former employees (including dependents and spouses) of Seller (or its predecessors), and the extent of any specific accrual on or reserve therefor set forth on the Financial Statements, for costs, expenses and other liabilities under any workers compensation laws, regulations, requirements or programs. Except as set forth on Schedule 4.22, to Seller’s knowledge, no claim, injury, fact, event or condition exists which would give rise to a material claim by any employees or former employees (including dependents and spouses) of Seller under any workers compensation laws, regulations, requirements or programs. Since the Review Date, there has been no material change, other than in the ordinary course of business, in the information disclosed in Schedule 4.22.

4.23.    Accounts Receivable/Accounts Payable.

(a)    Accounts Receivable. Except as set forth on Schedule 4.23(a), the Accounts Receivable are valid, binding and legally enforceable obligations and are owned by Seller free and clear of all Liens, and, except for contractual allowances and adjustments, reserves for bad debts and other adjustments that are consistent with those adjustments made in preparing the Financial Statements, will not be subject to any offset, counterclaim or other adverse claim or defense, and may be transferred to the New LLC to the extent permitted by law. The Accounts Receivable arose in the ordinary and usual course of the business, and the Accounts Receivable are set forth on the books and records of Seller. Schedule 4.23(a) contains a complete and accurate list of all Accounts Receivable as of the date stated thereon. Seller does not know of any reason why the Accounts Receivable would not be collectible according to approximately the same ratios as accounts receivable have been historically collectible.

(b)    Accounts Payable and Accrued Liabilities. Schedule 1.4(a) and Schedule 1.4(b) sets forth a complete and correct list of the Accounts Payable and Accrued Liabilities. Each of the Accounts Payable and Accrued Liabilities are valid and have been incurred in connection with the operation of the Business in the ordinary course of business, consistent with Seller’s past custom and practice.

4.24.    Brokers. All negotiations relating to this Agreement and the Transaction Documents, and the transactions contemplated hereby and thereby, have been carried on without the intervention of any Person acting on behalf of any of Seller or any Member in such a manner as to give rise to any valid claim for any broker’s or finder’s fee or similar compensation against NovaMed.

4.25.  HIPAA. Seller and Members represent and warrant that (a) all of the Purchased Assets being sold and/or provided by Seller to NovaMed under this Agreement, including without limitation, any computer hardware and/or software, are in compliance with the Health Insurance Portability and Accountability Act of 1996 (Public Law 104-91, 42 U.S.C. 1301 et. seq.) and regulations promulgated thereunder (collectively, “HIPAA”), and applicable state laws having similar subject matter to HIPAA (“State HIPAA”), and (b) Seller conducted its business and activities, including, without limitation, its billing and collection activities, its medical records management activities, and its general practice management activities, in a manner that complied with HIPAA and State HIPAA.

4.26.  Rates and Reimbursement Policies. Seller does not have any rate appeal currently pending before any Governmental Authority or any administrator of any third-party payor program.

4.27.  Physicians. None of the physicians who utilize the Center other than Dr. Kyle (collectively, the “Physicians”) have threatened to discontinue or to terminate his or her relationship with the Seller and the provision of services at the Facility. To the knowledge of Seller or any Member, none of the Physicians have expressed plans to retire from the practice of medicine in the next five (5) years nor to be involved in the development or operations of another ambulatory surgery center. During the three (3) years preceding the Closing Date, each of the Physicians:

(a)    Has been duly licensed and registered, and is in good standing by his or her state to engage in the practice of medicine, and said license and registration have not been suspended, revoked or restricted in any manner; and

(b)    Has had valid professional liability insurance in place in the amounts set forth on Schedule 4.27(b) and has not indicated any intent to terminate or reduce his or her professional liability coverage.

4.28.    Certain Representations With Respect to the Facility.

(a)    The Facility is qualified for participation in the Medicare program. Complete and accurate copies of the Facility’s existing letter of acceptance as a Medicare provider has been furnished to NovaMed. Seller is presently in compliance with all of the Medicare conditions of Participation and all applicable terms and conditions required for the Facility to remain a qualified Medicare provider.

(b)    The Facility is qualified for participation in the Medicaid program. Complete and accurate copies of Seller’s existing Medicaid contracts have been furnished to NovaMed. Seller is presently in compliance with all of the terms, conditions and provisions of such contracts.

4.29.    No Designated Health Services. Seller does not provide any services that constitute “designated health services” within the meaning of 42 U.S.C. d 1395nn.

4.30.    No Misrepresentation. None of the representations and warranties of Seller and Members set forth in this Agreement, in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to NovaMed as contemplated by any provision hereof (including the Transaction Documents), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading. To the knowledge of Seller or any Member, there are no material facts which have not been disclosed to NovaMed which have a Material Adverse Effect, or could reasonably be anticipated to have a Material Adverse Effect, on the Business or Seller’s or Member’s ability to consummate the transactions contemplated hereby.

ARTICLE V.
NOVAMED’S REPRESENTATIONS AND WARRANTIES

NovaMed hereby represents and warrants to Seller and the Members as of the Closing Date as follows:

5.1.    Organization. NovaMed is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2.    Authorization. NovaMed has full power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance by NovaMed of this Agreement and each of the Transaction Documents to which it is a party have been duly and properly authorized by all requisite corporate action in accordance with applicable law and with NovaMed’s Certificate of Incorporation. This Agreement and each of the Transaction Documents to which NovaMed is a party have been duly executed and delivered by NovaMed and are the valid and binding obligation of NovaMed and are enforceable against NovaMed in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and the availability of equitable remedies.

5.3.    Transaction Not a Breach. The execution, delivery and performance of this Agreement and the Transaction Documents by NovaMed will not violate and conflict with, or result in the breach of any of the terms, conditions, or provisions of NovaMed’s Certificate of Incorporation or of any contract, agreement, mortgage, or other instrument or obligation of any nature to which NovaMed is a party or by which NovaMed is bound.

5.4.    Acquisition of Transferred LLC Interests. NovaMed is acquiring the Transferred LLC Interests for its own account and not with a view to the distribution or resale thereof. NovaMed has no intention of selling the Transferred LLC Interests in a public distribution in violation of federal securities laws or any applicable state securities laws.

5.5.    Broker. All negotiations relating to this Agreement and the Transaction Documents, and the transactions contemplated hereby and thereby, have been carried on without the intervention of any Person acting on behalf of NovaMed in such a manner as to give rise to any valid claim for any broker’s or finder’s fee or similar compensation against Seller.

5.6.    Approvals. Except as set forth on Schedule 5.6, no consent, approval, order or authorization of, or registration, declaration notice or filing with, any Governmental Authority or other Person is required to be made or obtained by NovaMed in connection with the authorization, execution, delivery and performance of this Agreement or any other Transaction Document, or the consummation of the transactions contemplated hereby and thereby.

5.7.    No Misrepresentation. None of the representations and warranties of NovaMed set forth in this Agreement or in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to Seller as contemplated by any provision hereof (including the Transaction Documents), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE VI.
ADDITIONAL AGREEMENTS

6.1.    Release of Liens and Lien Searches. Seller shall procure all applicable releases of liens with respect to those Liens set forth on Schedule 4.2, prior to or contemporaneously with the New LLC Asset Transfer or the Closing. Seller shall provide NovaMed with all information and other assistance required for the parties to file all applicable UCC termination statements (in form and manner required by NovaMed or its lenders). Following the filing of all such UCC termination statements, there shall be no remaining financing statements, judgments, taxes or other Liens outstanding against Seller or any of its assets as of the Closing Date.

6.2.    Employees; Labor Relations.

(a)    Continuing Employees. New LLC shall offer to employ the employees of Seller listed on Schedule 6.2(a) (the “Continuing Employees”) as of the Closing Date, on the terms and conditions established by New LLC in its sole discretion. Such offer of employment by New LLC shall not be deemed to create a continuing right to employment for any Continuing Employees. Seller shall be solely responsible for all liabilities relating, directly or indirectly, to any of Seller’s employees who do not accept New LLC’s offer of employment. Seller shall be solely responsible for any employment-related claims filed by any employees of Seller which relate to facts and circumstances existing on and prior to the Closing Date, or arise from or relate to completion of the transactions contemplated by this Agreement or the Transaction Documents, regardless of when filed.

(b)    COBRA Notice. Seller agrees that it shall be responsible for all liabilities arising under COBRA with respect to any event occurring prior to and on the Closing Date.

(c)    Noncompetition Agreements. Seller hereby waives any noncompetition provision that may apply to the Continuing Employees with respect to New LLC’s hiring of the Continuing Employees.

(d)    Employee Benefit Plans. Seller acknowledges that it will be solely responsible for administering and/or terminating its Employee Benefit Plans following the Closing.

6.3.    Post-Closing Remittances; New LLC’s Appointment as Attorney-In-Fact. If, after the Closing Date, Seller shall receive any remittance from any account debtors with respect to the Accounts Receivable, Seller shall endorse such remittance to the order of the New LLC and forward it to the New LLC promptly following receipt thereof. Seller hereby irrevocably constitutes and appoints New LLC and any officer or agent of New LLC as Seller’s true and lawful attorney-in-fact, with full power and authority, in the place and stead of Seller for the limited purposes of receiving, collecting, indorsing, negotiating and cashing any and all cash, checks, drafts, payments, accounts receivable and other instruments (collectively the “Items”) which are payable to Seller and which represent Items related to the Business or which represent payment on Accounts Receivable related to the Business, and which in accordance with the terms of this Agreement, have been sold, conveyed, assigned or transferred to New LLC or are otherwise for the account of New LLC hereby. Seller further agrees to execute all documents and take such other action as New LLC may reasonably request to confirm the power granted to New LLC by this Section 6.3. Notwithstanding the foregoing, in no event shall New LLC receive, collect, indorse, negotiate or cash such Items pursuant to the above authority if to do so would be to violate the laws, regulations or other written guidance of any state or federal health program. In such event, New LLC and Seller agree to take such actions as necessary to convey such payments to New LLC consistent with applicable laws and regulations.

6.4.    Further Assurances. The parties hereto shall execute such further documents, and perform such further acts, as may be reasonably necessary to transfer and convey the Assets to the New LLC, and the Transferred LLC Interests to NovaMed, all on the terms contained herein, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated herein.

6.5.    Professional Liability Tail Coverage. To the extent Seller’s professional liability insurance policy for the Facility is on a claims-made basis (rather than an occurrence basis), Seller shall obtain an extended reporting (“tail”) professional liability insurance policy covering acts and omissions occurring at the Facility prior to the Closing Date, in an amount equal to the professional liability insurance carried immediately prior to the Closing Date, or such other amount, and for such period of time, as determined by mutual agreement of NovaMed and Seller. Upon NovaMed’s request, Seller shall provide New LLC with proof of such tail professional liability coverage. The cost and expense of such tail coverage shall be borne solely by Seller.

6.6.    Credentialing. As of the Closing Date, the Members and other physicians credentialed by the Facility immediately prior to the Closing Date shall receive provisional privileges to perform surgical procedures at the Facility that will be operated by the New LLC from and after the Closing Date. As a condition to receiving these provisional privileges, each of the Members hereby agree, and shall cause all of such other credentialed physicians to agree, that following the Closing Date he or she will comply with all of the New LLC’s credentialing requests (including, without limitation, providing New LLC with any reasonably requested information and completing any applicable credentialing forms) so that the New LLC may complete its credentialing review process for each physician by the expiration date of the provisional privileges.

6.7.    Asset Transfers. To the extent of any Member Assets, the Seller will cause the party owning the applicable Member Assets to contribute such Member Assets to Seller for contribution to the New LLC, free and clear of all Liens, prior to the Closing Date.

6.8.    Real Estate Matters.

(a)    On behalf of New LLC, NovaMed shall obtain a commitment (“Commitment”) issued by a title insurance company (the “Title Company”) for the issuance of ALTA Owner’s Policy of Title Insurance (Form 1970) for the 25th Street Real Property (a “Title Policy”), in an amount of the approximate fair market value of the 25th Street Real Property. The Commitment shall show fee simple title to the parcel vested in the Seller, subject only to current real estate taxes not yet due or payable as of the Closing Date and the Permitted Exceptions. The Title Policy to be issued by the Title Company shall have all standard and general exceptions deleted to the fullest extent permitted by applicable law and regulations, including but not limited to the standard survey exception and any exception relating to rights of parties in possession, and shall at NovaMed’s option, contain such endorsements as may be reasonably requested by NovaMed. At Closing, Seller and the Members, as applicable, shall deliver or cause to be delivered such affidavits or other instruments as the Title Company may reasonably require to delete the standard and general exceptions and to provide the endorsements required hereunder. Notwithstanding anything to the contrary contained in this Agreement, the premium for the Title Policy at the Closing, including the premium for deletion of the standard survey exception, and for any other endorsements reasonably requested by NovaMed herein shall be paid by Seller. Seller shall pay or otherwise be responsible for any costs, expenses, deposits or security required to insure over an Unpermitted Encumbrance (as defined herein) or Survey Defect (as defined herein).

(b)    On behalf of New LLC, NovaMed shall obtain an as-built survey for the 25th Street Real Property (“Survey”) prepared by a registered land surveyor or engineer, licensed in the state of Tennessee, dated on or after the date of this Agreement, certified to New LLC, the Title Company, and such other entities as NovaMed may designate in writing, and in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, jointly established and adopted by ALTA, ACSM and NSPS in 1999, and including all Table A items, and pursuant to the Accuracy Standards (as adopted by ALTA, NSPS and ACSM and in effect on the date of certification) such that the survey measurements are made in accordance with the Minimum Angle, Distance and Closure Requirements for Survey Measurements Which Control Land Boundaries for ALTA/ACSM Land Title Surveys, sufficient to cause the Title Company to delete the standard printed survey exception to the extent permitted. Seller shall pay the entire cost of obtaining the Survey.

(c)    If (i) the Commitment discloses a title exception other than a Permitted Encumbrance (an “Unpermitted Encumbrance”) or (ii) the Survey discloses any encroachment, overlap, boundary dispute, gap or any other matter which renders title to the 25th Street Real Property uninsurable or reflects that any utility service to the improvements or access thereto does not lie wholly within the 25th Street Real Property, or within an unencumbered easement for the benefit of the 25th Street Real Property, or reflects any other matter adversely affecting the present use or value of the 25th Street Real Property (any of the foregoing, a “Survey Defect”), then NovaMed shall give written notice to the Seller specifying NovaMed's objections (the "Title Objections") to one or more of the Unpermitted Encumbrances or Survey Defects, together with a copy of the Commitment and Survey, within ten (10) business days after NovaMed’s receipt of the Commitment (including legible copies of all exceptions listed on Schedules B and C of the Commitment) and Survey. Seller and the Members, at their sole cost and expense and using commercially reasonable efforts, shall either (x) cause all Unpermitted Encumbrances to be removed from the Commitment and/or all Survey Defects to be eliminated from the Survey prior to the Closing, or (y) if Seller and the Members reasonably determine that they are unable to cure any Unpermitted Encumbrance or Survey Defect (1) due to impracticality, or (2) because it is not commercially reasonable to do so, Seller and the Members shall promptly notify NovaMed in writing which Title Objections they cannot or will not satisfy, in which event NovaMed shall have the option of (A) waiving the unsatisfied Title Objections, in which event the unsatisfied Title Objections will become Permitted Exceptions, or (B) terminating this Agreement as provided in Article X.

(d)    As of the Closing Date Seller shall have delivered to NovaMed the following materials that are in the Seller’s and/or Members possession: (i) complete and legible copies of all Material Contracts relating to or affecting the 25th Street Real Property as set forth on Schedule 4.9 and (ii) complete copies of all existing title insurance policies, title reports or commitments, surveys, appraisals, mechanical and structural reports, engineering plans, architectural drawings, and soil studies and similar reports, if any, with respect to the 25th Street Real Property. Seller shall reimburse NovaMed for the cost of its environmental report conducted by a consultant retained by NovaMed. Seller shall also be responsible for all transfer taxes associated with the transfer of the 25th Street Real Property to New LLC.

ARTICLE VII.
CLOSING

7.1.    Time and Place. The closing of the transactions that are the subject of this Agreement shall be consummated at a closing (the “Closing”) simultaneous with the execution and delivery of this Agreement and the other Transaction Documents by the applicable parties, which execution and delivery shall be via facsimile effective as of the Closing Date, with original documents to be exchanged by nationally recognized overnight courier for delivery on the next business day after the Closing Date.

7.2.    Conditions Precedent. As a condition precedent to the consummation of the transactions contemplated herein: (a) Seller shall have consummated the New LLC Asset Transfer in accordance with the terms and conditions of Article I hereof; and (b) the New LLC shall have received all necessary state licensure and Medicare approvals to commence the New LLC’s ownership and operation of the Business or, if such approvals are pending as of the Closing Date, the New LLC shall have received certificates or other assurance from the applicable Governmental Authorities satisfactory to NovaMed that such approvals shall be given upon receipt of evidence of the Closing of the Transaction (with the understanding that upon commencement of operations, there may be billing delays associated with procuring third party payor provider numbers).

7.3.    Deliveries of Seller and Members. At the Closing, Seller and Members will execute and deliver or cause to be executed and delivered to NovaMed:

(a)    a Contribution Agreement to evidence the New LLC Asset Transfer and to effectively vest the New LLC with full, complete and marketable right, title and interest in and to the Assets, in substantially the form attached hereto as Exhibit 7.3(a) (the “Contribution Agreement”);

(b)    the Limited Liability Company Agreement of the New LLC, in the form attached hereto as Exhibit 7.3(b) (the “Operating Agreement”);

(c)    a certificate of the Secretary of Seller as to (i) copies of resolutions of its Manager(s) and Members authorizing the execution, delivery and performance of this Agreement and the Transaction Documents; (ii) a Certificate of Good Standing issued by the Secretary of State of Tennessee; (iii) its Operating Agreement; (iv) incumbency and specimen signatures with respect to its officers executing this Agreement and any Transaction Documents; and (v) its Articles of Organization certified by the Secretary of State of Tennessee.

(d)    any required third party consents, filings, and certificates from Seller or any third party (including, any Governmental Authority) relating to the transfer of the Assets, including without limitation, all consents from the State of Tennessee regarding the transfer of all Permits and licenses relating to the ownership and operation of the Facility, and copies of all written consents obtained in connection with the transfer of the Material Contracts;

(e)    clearance certificates or similar documents required by any state taxing authority in order to relieve NovaMed of any obligation to withhold any portion of the Purchase Price;

(f)    the Assignment of LLC Interests, substantially in the form attached as Exhibit 7.3(f) (the “Assignment of LLC Interests”), duly executed by Seller;

(g)    a Limited Warranty Deed, in a form provided by NovaMed and reasonably satisfactory to the Seller and the Members, conveying the 25th Street Real Property to the New LLC, subject only to general real estates taxes not yet due or payable and those title exceptions agreed to by NovaMed in writing (collectively, the "Permitted Exceptions")

(h)    the Title Policy (or a mark-up of the commitment reflecting the Title Policy to be issued pursuant to the Commitment) as provided in Section 6.7;

(i)    all applicable documentation releasing Liens covering, concerning or relating to the Assets, in form and substance reasonably acceptable to NovaMed;

(j)    Redemption Agreement pursuant to which Seller redeems Physician Members’ ownership interests in Seller in exchange for Seller’s membership interests in the New LLC, effective immediately following the Closing Date; and

(k)    such other documents and instruments as NovaMed or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered to NovaMed shall be in form and substance reasonably satisfactory to counsel for NovaMed.

7.4.    Deliveries of NovaMed. At the Closing, NovaMed will deliver or will cause the New LLC to deliver to Seller simultaneously with the delivery of the items referred to in Section 7.3 above:

(a)    the payment of the Purchase Price;

(b)    the Operating Agreement;

(c)    certificate of the Secretary of NovaMed as to (i) copies of resolutions of its board of directors authorizing the execution, delivery and performance of this Agreement and the Transaction Documents; and (ii) incumbency and specimen signatures with respect to its officers executing this Agreement and any Transaction Documents;

(d)    a duly executed Management Agreement (the “Management Agreement”) between NovaMed Management Services, LLC and the New LLC, substantially in the form of attached Exhibit 7.4(d);

(e)    the Assignment of LLC Interests, duly executed by NovaMed; and

(f)    such other documents and instruments as Seller or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered to Seller shall be in form and substance reasonably satisfactory to the counsel for Seller.

7.5.    Change of Ownership Process. To the extent from and after the Closing there are any actions necessary to confirm or effect all reasonably necessary licensure and regulatory approvals required in connection with New LLC’s ownership and operation of the Business (the receipt of which is a condition precedent to the Closing), Seller, Members and their respective agents and representatives agree to cooperate with NovaMed and New LLC in connection these filings and applications, and will use commercially reasonable efforts to respond in a timely manner to any information or signature requests reasonably required in connection with these applications and notices.

ARTICLE VIII.
INTENTIONALLY OMITTED

ARTICLE IX.
INTENTIONALLY OMITTED

ARTICLE X.
INTENTIONALLY OMITTED

ARTICLE XI.
COVENANT NOT TO COMPETE

11.1.    Acknowledgment. Each of Seller and Members acknowledges and agrees that in order to assure that the Business will retain its value as a “going concern,” it is necessary that Seller and Members undertake not to utilize their present special knowledge of the Business to compete with NovaMed and the Business during the Restricted Period after the acquisition of Transferred LLC Interests; provided that NovaMed acknowledges that the Physician Members (excluding Dr. Kyle) will continue to have an interest in the Business through their ownership of a minority interest in the New LLC. Each of Seller and Members further acknowledges that (a) NovaMed has been and/or will be engaged in the Business; (b) each of Seller and Members possesses extensive knowledge and a unique understanding of the Business, as well as (subsequent to the transactions contemplated by this Agreement) the proprietary and confidential information concerning the Business; (c) the agreements and covenants contained in this Section 11.1 are essential to protect NovaMed and the value of the Business and are a condition precedent to NovaMed’s willingness to pay for the Transferred LLC Interests; (d) NovaMed would be irreparably damaged if Seller and/or any Member were to violate the terms and conditions of this Article XI; and (e) the geographic, temporal and business scope of the restrictive covenants in this Article XI are reasonable.

11.2.    Non-Compete. Each of Seller and Members hereby agrees that for the five-year period beginning on the Closing Date (the “Restricted Period”; provided, that in the event that any such party is determined to have violated the covenants set forth in this Article XI, the Restricted Period shall be extended day for day for the time period that such party is in violation of any such covenant), he, she or it shall not, directly or indirectly, act as a director, officer, member or partner of, or own any equity or other financial interest in, any Person that owns and/or operates an ambulatory surgery center, licensed surgical facility or any other outpatient surgical facility that is located within a thirty (30) mile radius of the current location of the Business. Notwithstanding the foregoing, and without limiting the terms of the Operating Agreement, Seller and/or any Member may (a) be a director on the Board of Trustees of a hospital, (b) serve on the medical staff of any hospital, (c) own an interest in the New LLC in accordance with the terms of the Operating Agreement; and (d) practice medicine in his or her own office or the office of the professional entity in which he or she is an employee or owner. In addition, notwithstanding the restrictions set forth in this Section 11.2, the Members listed on Schedule 11.2 may continue to own their equity interests in the facilities set forth across from their names on Schedule 11.2, provided at no time during the Restricted Period shall any such Member other than ASCOA increase his ownership interests in such listed facilities (except in the event such increase in ownership interest is the result of no action or further investment by such Member (e.g. another investor is redeemed by the entity)); ASCOA shall be free to increase its ownership interests in such listed facility.

11.3.    Property of the Business. All memoranda, notes, lists, records and other documentation or papers (and all copies thereof), including such items stored in computer memories, or microfiche or by any other means, which will become the New LLC’s property (after the consummation of transactions contemplated by this Agreement), are and shall be the New LLC’s property and shall be delivered to the New LLC promptly on the request of NovaMed.

11.4.    Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of this Agreement or any particular restrictive covenant contained in this Article XI too lengthy or the territory too extensive, the other provisions of this Article XI shall nevertheless stand, the Restricted Period herein shall be deemed to be the longest period permissible by law under the circumstances and the territory described in Section 11.2 shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the Restricted Period and/or territory described in Section 11.2 to permissible duration or size.

11.5.    Remedies.

(a)    Each of Seller and Members acknowledges and agrees that the covenants set forth in this Article XI are reasonable and necessary for the protection of NovaMed and the New LLC’s business interests, that irreparable injury will result if Seller or any Member breaches any of the terms of said restrictive covenants, and that in the event of actual or threatened breach of any such restrictive covenants, NovaMed will have no adequate remedy at law. Each of Seller and Members accordingly agrees that in the event of any actual or threatened breach by any of them of any of the covenants set forth in this Article XI, NovaMed shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting NovaMed from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove. The parties also agree that the existence of any claim or cause of action by Seller or any Member against NovaMed or any Affiliate, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictive covenants set forth herein, but shall be litigated separately.

(b)    To the extent Seller or a particular Member breaches a covenant set forth in this Article XI, then such breach shall only create liability for such breaching Party and shall not create liability or responsibility for any other non-breaching Party.

11.6    Assignment. Seller and Members agree that the rights granted in this Article XI to NovaMed may be assigned by NovaMed at its sole and absolute discretion in connection with any transaction involving a sale of assets by NovaMed (or any other transaction substantially similar in effect). All of the provisions of this Article XI shall inure to any successors of NovaMed, all of which are specifically third party beneficiaries of this Article XI with full rights hereunder. In addition, the parties hereto agree that an assignee of the rights hereunder is an intended, direct third party beneficiary of Article XI and may enforce such rights in its own name in addition to or in lieu of NovaMed.

11.7    Patient Freedom. The parties hereto agree that the benefits afforded either party hereunder are not payment for, and are not in any way contingent upon the referral, admission or any other arrangement for, the provision of any item or service offered by any party hereto. Nothing in this Agreement shall be construed to limit the freedom of any patient of Seller or any Member to choose the facility or physician from whom any patient shall receive health care services or limit or interfere with Seller or any Member’s ability to exercise professional judgment in treating patients or their ability to provide medical services to patients.

ARTICLE XII.
POST-CLOSING COVENANTS

12.1.    Indemnification by Seller and Members. From and after the Closing, each Member (on a Pro Rata Basis (as defined in Section 13.1)) agrees to severally (but not jointly as more specifically described in Section 12.6 below) indemnify NovaMed and its respective Affiliates (including, without limitation, the New LLC) and each of their respective officers, directors, managers, employees, agents and fiduciaries (each, a “NovaMed Indemnified Party”), from and against, and to pay to a NovaMed Indemnified Party or reimburse a NovaMed Indemnified Party for any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, damages or costs or expenses of any and all investigations, proceedings, judgments, environmental analyses, remediations, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) but excluding Consequential Damages (as defined in Section 13.1) (individually and collectively, the “Losses”) actually sustained or incurred by any NovaMed Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following:

(a)    any misrepresentation or breach of a representation or warranty contained in this Agreement by Seller or any Member, or non-compliance with or breach by Seller or any Member of any of the covenants or agreements contained in this Agreement to be performed by Seller or Members;

(b)    the operation of the Business, including the use of the Assets and the Excluded Assets, on or prior to the Closing Date, provided, however, that to the extent that any matter related to the operation of the Business, including the use of the Assets, on prior to the Closing Date, is addressed in the representations and warranties contained in Article IV and is covered by Section 12.1(a) hereof, such matters shall be excluded from this Section 12.1(b) (other than with respect to Third Party Claims);

(c)    any Tax liability of Seller or any Member whatsoever, including without limitation any Tax liability with respect to or arising from the transactions contemplated hereby or the structuring of the transactions contemplated hereby or any Tax liability under the Tennessee bulk sales laws;

(d)    any violations of or obligations under Environmental and Safety Requirements relating to acts, omissions, circumstances or conditions to the extent existing or arising on or prior to the Closing Date, whether or not such acts, omissions, circumstances or conditions constituted a violation of Environmental and Safety Requirements as then in effect;

(e)    to the extent not covered by insurance, any liabilities relating to or arising from the provision of (or failure to provide) professional medical services, including any liabilities relating to the failure, prior to the Closing Date, to adhere to or comply with any Medicare and Medicaid requirements or Fraud and Abuse Laws;

(f)    any action, demand, proceeding, investigation or claim (whenever made) by any third party (including Governmental Authorities) against or affecting NovaMed or its Affiliates which, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations or warranties contained this Agreement or the non-compliance with or breach of any of the covenants contained in this Agreement by Seller or any Member;

(g)    the Excluded Assets or Excluded Liabilities; or

(h)    any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Seller or any Member.

12.2.    Indemnification by NovaMed. From and after the Closing, NovaMed agrees to indemnify, Seller, Members and their respective Affiliates, and their respective officers, directors, managers, members, shareholders, employees, trustees, agents, representatives, heirs and executors other than the New LLC (each, a “Seller Indemnified Party”) from and against, and to pay to a Seller Indemnified Party or reimburse a Seller Indemnified Party for any and all Losses actually sustained or incurred by any Seller Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following:

(a)    any misrepresentation or breach of a representation or warranty contained in this Agreement by NovaMed, or non-compliance with or breach by NovaMed of any of the covenants or agreements contained in this Agreement to be performed by NovaMed;

(b)    any action, demand, proceeding, investigation or claim (whenever made) by any third party (including Governmental Authorities) against or affecting Seller, Members or their respective Affiliates which, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations or warranties contained in this Agreement or the non-compliance with or breach of any of the covenants contained in this Agreement by NovaMed; or

(c)    any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and NovaMed.

12.3.    Indemnification Procedure.

(a)    Third Party Claims. In the event that subsequent to the Closing any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity that is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to any domestic or foreign court or Governmental Authority, federal, state or local) (a “Third Party Claim”) against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim to the Indemnifying Party within 60 days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within 30 days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within 10 days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party’s approval. If the parties still fail to agree on Defense Counsel, then, at such time, they shall mutually agree in good faith on a procedure to determine the Defense Counsel. The delivery of a Defense Notice shall not constitute an admission with respect to the claim for indemnification.

(i)    In the event that the Indemnifying Party shall fail to give the Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim without the consent of the Indemnifying Party and the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

(ii)    In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, provided that the Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(iii)    Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive or other equitable relief would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

(iv)    The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets or condition (financial or otherwise) of the Indemnified Party (and the cost of such defense shall constitute an amount for which the Indemnified Party is entitled to indemnification hereunder).

(v)    If a firm decision is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 12.3(a), and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within 15 calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the end of such 15-day period.

(vi)    Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

(b)    Claims Not Third Party Claims. With respect to a claim for indemnification under this Article XII that is not a Third Party Claim:

(i)    An Indemnification Notice shall, to the extent known and reasonably practicable, specify in reasonable detail the Losses included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the specific representation, warranty or covenant to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder (an “Indemnification Notice”) and be delivered to the Indemnifying Party.

(ii)    In the event that the Indemnifying Party shall in good faith object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Indemnification Notice, the Indemnifying Party shall, within 30 days after delivery to the Indemnifying Party of such Indemnification Notice, deliver to the Indemnified Party written notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the 30 day period beginning on the date of delivery to the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnifying Party, within 30 days after delivery of such Indemnification Notice, has not delivered written notice to the Indemnified Party announcing its objections to the claims asserted therein by the Indemnified Party, then such claims and the Indemnified Party's liability therefor shall be deemed accepted by the Indemnifying Party. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. If any such dispute has not been so resolved by negotiation under this Section 12.3(b)(ii) within such 30 day time period, then the Indemnified Party and the Indemnifying Party shall seek to resolve such dispute in accordance with Section 13.12 hereof.

(iii)    Claims for Losses (A) specified in any Indemnification Notice to which an Indemnifying Party shall not object in writing within 30 days of delivery of such Indemnification Notice, (B) which are agreed to in a memorandum of agreement of the nature described in Section 12.3(b)(ii), (C) the validity and amount of which shall have been established by the dispute resolution process set forth in Section 13.12 hereof or which have been settled with the consent of the Indemnifying Party, are hereinafter referred to, collectively, as "Resolved Claims". Within ten days of the determination of the amount of any Resolved Claims, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Resolved Claim by wire transfer in immediately available funds to the account designated by the Indemnified Party in a notice to the Indemnifying Party not less than two business days prior to such payment.

12.4.    Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in Section 12.3 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

12.5.    Survival. Notwithstanding anything contained to the contrary in this Agreement, all representations and warranties of the parties hereto contained in or arising out of the Transaction Documents, or in any schedule or certificate given in connection herewith and therewith, shall survive the Closing and shall continue in effect until the 18-month anniversary of the Closing Date; provided, however, that the representations and warranties set forth in Sections 4.2(a), 4.4, 4.6, 4.8, 4.12(b), 4.15 and 4.19 shall survive until (i) with respect to Sections 4.6 and 4.12(b), the five-year anniversary of the Closing Date and (ii) with respect to each of the other foregoing Sections, the expiration of the statutes of limitation applicable to the specific representation or warranty with respect to which a claim is made. Unless a specified period is set forth in this Agreement (in which event such specified period will control), all covenants and indemnities contained in this Agreement will survive the Closing and remain in effect indefinitely.

12.6.    Limitation on Indemnification.

(a)    The aggregate amount of the Losses required to be paid by Seller and Members pursuant to Section 12.1 hereof shall not exceed the amount of the Purchase Price; provided, however, that no Member shall be liable, in the aggregate, for such Losses pursuant to Section 12.1 that are in excess of such Member’s Pro Rata Basis of the Purchase Price.

(b)    The NovaMed Indemnified Parties shall be entitled to indemnification under Section 12.1(a) and Section 12.1(f) only if the aggregate amount of all Losses thereunder (on a cumulative basis) exceeds $150,000 (the “Basket Amount”), in which case the Seller and Members shall be obligated to indemnify the NovaMed Indemnified Parties only for the excess of the aggregate amount of all such Losses over the Basket Amount.

(c)    Seller Indemnified Parties shall be entitled to indemnification under Section 12.2(a) and Section 12.2(b) only if the aggregate amount of all Losses thereunder (on a cumulative basis) exceeds the Basket Amount, in which case Buyer shall be obligated to indemnify the Seller Indemnified Parties only for the excess of the aggregate amount of all such Losses over the Basket Amount.

(d)    The rights set forth in this Article XII shall be each party’s sole and exclusive remedy for any claim or dispute relating to any breach of a representation, warranty or covenant by the other parties under this Agreement; provided, however, that the limitations set forth in this Section 12.6 shall not apply, and the aggrieved party shall have all remedies available at law and in equity, in the case of (i) fraud or intentional misrepresentation by a party hereto or (ii) any claim or dispute arising under or relating to Article XI hereof.

(e)    Notwithstanding anything to the contrary herein, nothing in this Section 12.6 shall be deemed to limit or impair NovaMed’s rights under Article XI hereof. In addition, for purposes of this Section 12.6, in no event shall Losses be construed to include any remedies paid to NovaMed under Article XI.

12.7.    Right of Offset. If any of Seller and Members is the Indemnifying Party and fail to make any payment as contemplated by this Article XII, or shall fail to make any payment when due under the terms of any of the Transaction Documents, then NovaMed may elect to offset such amount against any amount due and owing by the New LLC to Seller or such Member pursuant to the terms of the Operating Agreement (including, without limitation, any distributions payable to Seller or such Member).

ARTICLE XIII.
MISCELLANEOUS

13.1.    Definitions.  For purposes of this Agreement, the following terms have the meaning set forth below:

“Affiliate” means an affiliate as defined in Rule 405 under the Securities Act of 1933, as amended, and includes any past and present Affiliate of a Person; provided that with respect to determining any Affiliate of NovaMed, such Affiliates shall include, without limitation, NovaMed, Inc. and any of its subsidiaries.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consequential Damages” shall mean consequential, special, exemplary or punitive damages, except to the extent that such damages relate to a Third Party Claim in which case they shall not be deemed “Consequential Damages” and shall be included in “Losses” for purposes of Article XII hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Facility” means the Medicare-certified, state-licensed ambulatory surgery center located at 137 25th Street NE, Cleveland, Tennessee 37311.

“Fraud and Abuse Laws” means all fraud and abuse laws promulgated under Section 1128(b) of the Social Security Act, 42 U.S.C. Section 1320a-7(b) and Section 1877 of the Social Security Act, 42 U.S.C. Section 1877, and all rules and regulations promulgated thereunder; any other federal, state or local law relating to the referral of patients to medical facilities owned by providers of medical services; and all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statues succeeding thereto, together with all rules and regulations promulgated thereunder.

“Hazardous Materials” means (a) hazardous materials, hazardous substances, extremely hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., and any other Environmental and Safety Requirements; (b) petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (c) any radioactive material, including any source, special nuclear, or by-product material as defined in 42 U.S.C. §2011 et seq.; (d) asbestos in any form or condition; and (e) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental and Safety Requirements.

“Knowledge” or “knowledge” or “aware” and all permutations thereof shall mean the knowledge of any of Luke Lambert, an officer of ASCOA, Connie Jones, Seller’s administrator, and the members of the Members’ Committee, which any such member shall be deemed to have “Knowledge” of a particular fact or other matter if: (i) such individual is actually aware of such fact or matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, or officer of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matters.

“Liens” means any claims, liens, charges, restrictions, options, preemptive rights, mortgages, hypothecations, assessments, pledges, encumbrances or security interests of any kind or nature whatsoever provided, however, that Liens shall neither mean nor include Permitted Liens.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, financial condition or results of operations of such Person or any of its subsidiaries, taken as a whole.

“Medical Records” shall mean all medical records of patients treated at the Facility, including, without limitation, any and all medical charts, files, notes, transcripts, x-ray files, lab reports, other diagnostic information or materials, insurance information, billing and payment statements or records of any kind, explanations of benefits, and other information of or relating to any patient treated at the Facility, of any kind and in any form whatsoever; provided that Medical Records shall be limited to the records of the Facility and will not include records of the provider of professional medical services.

“Members’ Committee” means a committee made up of Dr. Eddie N. Duncan, Dr. Nancy M. Blank and Dr. Jack P. Byrd and each of their successors.

“Permitted Liens” means Liens for current Taxes not yet due and payable.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, undertaking, unincorporated association, corporation, entity, organization or Governmental Authority.

“Pro Rata Basis” shall mean each Member’s percentage interest in Seller as set forth on Exhibit 2.

“Review Date” means December 31, 2005.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group, as defined in Section 1504 of the Code (or being included, or required to be included, in any Tax Return relating thereto).

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting Schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Transaction Documents” means this Agreement and all agreements and instruments contemplated by and being delivered pursuant to or in connection with this Agreement.

13.2.    Notices, Consents, etc. Any notices, consents or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a nationally recognized overnight courier service, or (d) sent by facsimile transmission to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

(i)    If to Seller and Members:

Members’ Committee
c/o NovaMed Surgery Center of Cleveland, LLC
137 25th Street NE
Cleveland, Tennessee 37311
Attention:  Dr. Eddie N. Duncan
Fax: 423-479-3060

with a copy to:

Miller & Martin PLLC
1000 Volunteer Building
832 Georgia Avenue
Chattanooga, Tennessee 37402
Attention: E. Mattias Jannerbo, Esq.
Fax: 423-785-8480

(ii)    If to ASCOA:

Cataract and Laser Center Partners
d/b/a Ambulatory Surgical Centers of America
124 Washington Street, Suite 4
Norwell, Massachusetts 02061
Attention: Luke Lambert
Fax: 509-272-5200

with a copy to:

McGuire Woods LLP
77 West Wacker Drive, Suite 4100
Chicago, Illinois 60601
Attention: Scott Becker
Fax: 212-920-6135

(ii)    If to NovaMed:

NovaMed Acquisition Company, Inc.
980 North Michigan Avenue
Suite 1620
Chicago, Illinois 60611
Attention: Thomas S. Hall
John W. Lawrence, Jr.
Fax: (312) 664-4250

Date of service of such notice shall be (A) the date such notice is personally delivered, (B) three days after the date of mailing if sent by certified or registered mail, (C) one day after date of delivery to the overnight courier if sent by overnight courier or (D) the next succeeding business day after transmission by facsimile.

13.3.    Certain Taxes. Seller and Members will (on a several Pro Rata Basis) pay all transfer taxes and other taxes and charges, if any (except for any sales taxes and income tax of NovaMed and its Affiliates), which may become payable in connection with the transactions contemplated by this Agreement.

13.4.    Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement or the Transaction Documents is intended to be exclusive of any other remedy. Each such remedy shall be cumulative, and in addition to every other such remedy or any other remedy existing at law or in equity.

13.5.    Severability and Reformation. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision. If any of the transactions contemplated herein or provisions hereof violates any applicable law, then the parties hereto agree to negotiate in good faith such changes to the structure and terms of the transactions provided for in this Agreement or the Transaction Documents as may be necessary to make these transactions, as restructured, lawful under applicable laws and regulations, without materially disadvantaging either party. The parties to this Agreement shall execute and deliver all documents or instruments necessary to effect or evidence the provisions of this Section 13.5.

13.6.    Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on a party hereto only if such amendment or waiver is set forth in a writing executed by such party. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

13.7.    Counterparts. This Agreement may be executed simultaneously via facsimile or otherwise in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other.

13.8.    Expenses. Except as otherwise specifically provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it, him or her, as the case may be, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

13.9.    Construction. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws.

13.10.    Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

13.11.    Assignment. This Agreement may not be assigned by Seller or any Member without the prior written consent of NovaMed. Subject to Section 11.6 hereof, NovaMed may assign this Agreement without the prior written consent of Seller or any Member.

13.12.    Mediation and Arbitration. Except as expressly set forth herein, the parties hereto agree that any and all controversies, disputes or claims arising out of or in connection with this Agreement shall be solely and exclusively resolved in accordance with this Section 13.12 and not in any court of law or equity. The parties hereto shall first try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association (“AAA”) (such mediation session to be held in Atlanta, Georgia, and to commence within thirty (30) days after the appointment of the mediator by the AAA). If the controversy, claim or dispute cannot be settled by mediation, then by arbitration administered by the AAA under its Commercial Arbitration Rules (such arbitration to be held in Atlanta, Georgia before a single arbitrator mutually agreed upon by Seller and NovaMed and to commence within thirty (30) days after the appointment of the arbitrator by the AAA), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, nothing herein shall limit NovaMed’s rights to seek and obtain injunctive relief, specific performance or other equitable relief in any proceeding commenced in a federal or state court which may be brought to enforce any provision in Article XI hereof.

13.13.    Entire Agreement. This Agreement, the Preamble and all the Schedules attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof) set forth the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

13.14.    Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

13.15.    No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

13.16.    Public Announcement. Seller and Members acknowledge that NovaMed intends to publicly announce the transactions contemplated herein, whether through a press release, a filing with the Securities and Exchange Commission, or some other form or medium selected by NovaMed.

13.17.    Members’ Representative.

(a)    Each of the Members hereby constitutes and appoints the Members’ Committee as the Members’ Representative and as agent and attorney-in-fact for and on behalf of each Member, with full powers of substitution (and, if substituted, the Members’ Representative will notify NovaMed in writing a reasonable period of time in advance of such substitution), to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand dispute resolution and comply with orders of arbitrators, courts, tribunals or other Governmental Authority and awards of arbitrator, courts, tribunals or other Governmental Authority with respect to any claims or other matters that may arise under this Agreement or the Transaction Documents, and to take all actions and execute all such documents necessary or appropriate in the good faith discretion of the Members’ Representative for the accomplishment of the transactions contemplated by this Agreement and the Transaction Documents, including, without limitation, the power:

(i)    to receive and hold the proceeds payable pursuant to this Agreement and to distribute the same to the Members;

(ii)    to execute and deliver the Transaction Documents, a closing statement and all other agreements, documents and other papers which the Members’ Representative deems necessary or appropriate in connection with this Agreement and the Transaction Documents, or any of the transactions contemplated hereby or thereby;

(iii)    to terminate, amend, waive or interpret any provision of this Agreement or the Transaction Documents.

(iv)    to act for each Member with regard to the indemnification matters referred to in this Agreement, including, without limitation, the power to compromise or settle any claim on behalf of such Member; and

(v)    to do or refrain from doing any further act or deed on behalf of each Member which the Members’ Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as such Member could if personally present.

(b)    No bond shall be required of the Members’ Representative, and the Members’ Representative shall receive no compensation for its services.

(c)    Each Member hereby appoints the Members’ Representative such Member’s agent for service of process for all purposes under this Agreement and the Transaction Documents, and agrees that service of any process, summons, notice or document pursuant to the Agreement to the Members’ Representative at its address shall be effective service of process of any action, suit or proceeding brought against such Member.

(d)    NovaMed may, for all purposes of this Agreement, assume and treat every notice, payment or any other action directed to the Members’ Representative as if such notice, payment or other action had been directed to each Member.

(e)    Neither the Members’ Representative nor any of its agents or employees shall be liable to any Member of any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement except in the case of its gross negligence, willful misconduct or fraud. The Members’ Representative may consult with legal counsel, independent public accountants or other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accounts or experts. NovaMed shall be entitled to reply on all statements, representations, agreements and decisions of the Members’ Representative.

(f)    By executing and delivering this Agreement, each Member hereby agrees to indemnify and hold the Members’ Representative harmless from any and all liability, loss, cost, damage or expense (including attorneys’ fees) reasonably incurred or suffered as a result of the performance of its duties under this Agreement, except such that arises from the gross negligence or willful misconduct or fraud of the Members’ Representative.

(g)    A decision, act, consent or instruction of the Members’ Representative shall constitute a decision of all Members and shall be final, binding and conclusive upon each Members. NovaMed may rely upon any such decision, act, consent or instruction of the Members’ Representative as being the decision, act, consent or instruction of the Members. NovaMed is hereby relieved from any liability to any Person for any acts done by it in accordance with such decision, acts, consents or instruction of the Members’ Representative. The Members hereby releases and discharges NovaMed from and against any liability arising out of or in connection with the Members’ Representative actions or inactions on behalf of the Members.

(h)    Notwithstanding the foregoing or anything else in this Agreement, the Members’ Representative shall have no authority to defend a breach or alleged breach by Member of Article XI of this Agreement, as to which such Member shall have the sole authority to defend.

13.18.    Members’ Committee. Any action or inaction by the Members’ Committee shall require the approval of a majority of the three members of the Members’ Committee. Any member of the Members’ Committee who resigns or is otherwise unable to serve on the Members Committee shall be replaced by an individual elected by a majority of the Members.

* * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLER: SURGERY CENTER OF CLEVELAND, L.L.C. By:/s/ Eddie N. Duncan Its: President	NOVAMED: NOVAMED ACQUISITION COMPANY, INC. By: /s/ Thomas S. Hall Thomas S. Hall, President

MEMBERS: CATARACT AND LASER CENTER PARTNERS, L.L.C., d/b/a Ambulatory Surgical Centers of America By:/s/ Luke M. Lambert Its: CEO	/s/ Robert Beasley Robert Beasley, M.D.
/s/ Nancy M. Blank Nancy M. Blank, M.D.	/s/ Jack P. Byrd Jack P. Byrd, M.D.
/s/ Marc Clark Marc Clark, M.D.	/s/ Eddie N. Duncan Eddie N. Duncan, M.D.
/s/ Bruce W. Faerber Bruce W. Faerber, M.D.	/s/ Dennis C. Ford Dennis Clifford Ford, M.D.
/s/ Daniel V. Johnson Daniel V. Johnson, M.D.	/s/ C. A. Kyle C. A. Kyle, M.D.
/s/ Kenneth H. McCarley Kenneth H. McCarley, M.D.	/s/ Thomas W. McGuire Thomas W. McGuire, M.D.
/s/ Michael T. Rumble Michael T. Rumble, M.D.	/s/ Larry Shuster Larry Shuster, M.D.
/s/ James P. Stone James Patterson Stone, M.D.	/s/ Timothy A. Viser Timothy A. Viser, M.D.

MEMBERS’ COMMITTEE: /s/ Eddie N. Duncan Eddie N. Duncan, M.D.	/s/ Nancy M. Blank Nancy M. Blank, M.D.
/s/ Jack P. Byrd Jack P. Byrd, M.D.

EXHIBITS*

Exhibit 1	—	Members
Exhibit 2	—	Pro Rata Basis
Exhibit 1.1-1	—	Certificate of Formation
Exhibit 3.2	—	Wire Transfer Instructions
Exhibit 7.3(a)	—	Contribution Agreement
Exhibit 7.3(b)	—	Operating Agreement
Exhibit 7.3(f)	—	Assignment of LLC Interests
Exhibit 7.4(d)	—	Management Agreement

SCHEDULES*

Schedule 1.2(b)	—	Personal Property
Schedule 1.2(c)	—	Prepaid Business Expenses
Schedule 1.2(d)	—	Assumed Contracts
Schedule 1.2(e)	—	Member Assets
Schedule 1.3(f)	—	Excluded Assets/Personal Effects
Schedule 1.4(a)	—	Accounts Payable
Schedule 1.4(b)	—	Accrued Liabilities
Schedule 1.6	—	Prorations
Schedule 4.1	—	Notifications and Approvals
Schedule 4.2	—	Liens and Encumbered Assets
Schedule 4.3	—	Seller Approvals
Schedule 4.5	—	Financial Statements
Schedule 4.6	—	Liabilities
Schedule 4.9	—	Material Contracts
Schedule 4.11	—	Litigation
Schedule 4.12(b)	—	Licenses and Permits
Schedule 4.13	—	No Breaches
Schedule 4.14	—	Conduct of Business
Schedule 4.16	—	Salaries
Schedule 4.17	—	Insurance
Schedule 4.19	—	Employee Benefit Plans
Schedule 4.20	—	Personnel Agreements
Schedule 4.22	—	Workers Compensation
Schedule 4.23(a)	—	Accounts Receivable
Schedule 5.6	—	NovaMed Approvals
Schedule 6.2(a)	—	Continuing Employees
Schedule 11.2	—	Ownership in other Entities

* NovaMed, Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

EXHIBIT 1

Physician Members

Robert Beasley, M.D.
Nancy M. Blank, M.D.
Jack P. Byrd, M.D.
Marc Clark, M.D.
Eddie N. Duncan, M.D.
Bruce W. Faerber, M.D.
Dennis Clifford Ford, M.D.
Daniel V. Johnson, M.D.
C. A. Kyle, M.D.
Kenneth H. McCarley, M.D.
Thomas W. McGuire, M.D.
Michael T. Rumble, M.D.
Larry Shuster, M.D.
James Patterson Stone, M.D.
Timothy A. Viser, M.D.